EXHIBIT 99.1
Platform Specialty Products Corporation
Announces Pricing of Senior Notes Offering
WEST PALM BEACH, November 9, 2017 -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform") announced today that it entered into a purchase agreement (the "Purchase Agreement") to sell $550 million aggregate principal amount of 5.875% senior notes due 2025 at an issue price of $992.12 per $1,000 principal amount (the "Notes") in connection with its previously-announced private offering. The Notes are being offered solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to non-U.S. persons in accordance with Regulation S under the Securities Act.
The private offering is expected to close on November 24, 2017, subject to customary closing conditions. The Notes will be fully and unconditionally guaranteed on a senior unsecured basis by certain of Platform’s existing domestic subsidiaries. Upon satisfaction of certain conditions, all of the then direct and indirect domestic subsidiaries constituting Platform’s Agricultural Solutions business may be released from their guarantees of the Notes.
Platform estimates that the gross proceeds from the sale of the Notes will be approximately $546 million, before deducting estimated fees and expenses. As previously announced, Platform has commenced a concurrent cash tender offer (the "Tender Offer") for any and all of its outstanding 10.375% senior notes due 2021 (the “November 2015 Notes”). Concurrently with the commencement of the Tender Offer, we issued a conditional notice of redemption providing for the redemption (the “Redemption”) of any and all of the November 2015 Notes that remain outstanding after the expiration of the Tender Offer. Platform intends to use the net proceeds from the offering of Notes to pay the consideration for the Tender Offer and the Redemption, plus accrued and unpaid interest on the November 2015 Notes, if any, along with fees and expenses incurred in connection with the offering of the Notes, the Tender Offer and the Redemption.
No assurance can be given that the offering of the Notes will be completed, or, if completed, as to the terms on which it is completed. The Notes and related guarantees have not been registered under the Securities Act or any applicable state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.
This press release does not constitute an offer to sell, or a solicitation of an offer to purchase the Notes or any other securities and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which, or to any person to whom, such an offer, solicitation, or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
This press release does not constitute an offer to purchase the November 2015 Notes or a notice of redemption thereof.
Forward-looking Statements
This press release contains forward-looking statements, including, but not limited to, statements regarding the completion and timing of the offering of the Notes and the Tender Offer and the Redemption, Platform's planned use of any proceeds from the offering of the Notes and its ability to redeem all the November 2015 Notes pursuant to the related indenture. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, Platform's and the initial purchasers' ability to satisfy the conditions required to close the offering; Platform’s ability to consummate the Tender Offer and the Redemption;

Platform’s ability to successfully complete the proposed separation of its Agricultural Solutions business into an independent company and realize the anticipated benefits from it; the expected structure and timing for completion of this proposed separation; adverse effects on the two companies’ business operations or financial results and the market price of Platform's shares as a result of the completion of this proposed separation; market volatility; legal, tax and regulatory requirements; unanticipated delays and transaction expenses; the impact of the proposed separation on Platform's employees, customers and suppliers; the ability of the two companies to operate independently following the proposed separation; the diverting of management’s attention from Platform's ongoing business operations; the possibility of more attractive strategic options arising in the future; Platform's perception of future availability of equity or debt financing needed to complete the proposed separation and fund its operations; Platform's ability to identify, hire and retain executives and other employees with sufficient expertise; Platform's assessment of its internal control over financial reporting; the impact of commodities and currencies and Platform's ability to manage its risk in these areas; future capital expenditures, indebtedness, leverage, and dividend policy. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in Platform’s periodic and other reports filed with the Securities and Exchange Commission, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2016 and quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2017. These forward-looking statements are made as of the date of this press release and Platform assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements.

CONTACT:

Investor Relations Contact:

Carey Dorman
Senior Director Corporate Development
Platform Specialty Products Corporation
1-561-406-8465

Media Contacts:

Liz Cohen
Weber Shandwick
1-212-445-8044